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                                                                   EXHIBIT 99.12


INTERNAL REVENUE SERVICE                         DEPARTMENT OF THE TREASURY

Index Numbers:  0368.03-00                       Washington, D.C.  20204
                0368.13-00

                                                 Person to Contact:
Donald C. Burke,                                   Andrew M. Eisenberg
  Vice President                                 Telephone Number:
Merrill Lynch Global                               (202) 622-7790
  Allocation Fund, Inc.                          Refer Reply in:
800 Scudders Mill Road                             CC:DOM:CORP:3  TR-31-2454-95
Plainsboro, New Jersey  08536                    Date:  February 9, 1996




Acquiring                       =    Merrill Lynch Global Allocation
                                     Fund, Inc.  EIN:  22-2937779

Target                          =    Merrill Lynch Balanced Fund for
                                     Investment and Retirement, Inc.
                                     EIN:  22-2636012

State A                         =    Maryland
      -
b                               =    5.25
-

c                               =    0.25
-

d                               =    0.75
-

e                               =    4.00
-

f                               =    1.00
-


Dear Mr. Burke:

      This letter responds to your request dated October 13, 1995, for rulings on the federal income tax consequences of a proposed transaction. Additional letters were submitted on December 4, 1995 and February 7, 1996. The information submitted for consideration is summarized below.

      Acquiring, a State A corporation, is a non-diversified open-end management
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company and has elected to be taxed as a regulated investment company ("RIC")
under (S)(S) 851-855 of the Internal Revenue Code. Acquiring has engaged in business as a RIC since 1985. Acquiring's investment objective is to seek high total investment return, consistent with prudent risk.
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      Target, a State A corporation, is a diversified open-end management
                      -
company and has elected to be taxed as a RIC. Target has engaged in business as a RIC since 1989. No shareholder owns five percent or more of the Target stock. Target's investment objective is to provide shareholders with as high a level of total investment return as is consistent with a reasonable and relatively low level of risk.

      Acquiring and Target each offer four classes of stock each of which is voting stock. The class A shares, offered to only a limited group of investors, have a maximum initial sales charge of b percent. The class B shares have no
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initial sales charge, but are subject to a maintenance fee of c percent, a
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distribution fee of d percent, and a contingent deferred sales charge ranging
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from e to f percent if redeemed within four years from purchase.  The class B
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shares have a feature whereby the class B shares automatically convert to class
D shares eight years from initial purchase. The class C shares have no initial sales charge, but are subject to a maintenance fee of c percent , a distribution
                                                      -
fee of d percent, and a contingent deferred sales charge of f percent if
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redeemed within one year from purchase.  The class D shares have a maximum initial sales charge of b percent and are subject to a maintenance fee of c
                        -                                                 -
percent.

      For what has been represented to be a valid business reason, the directors of Acquiring and Target propose the following transaction:

(i) Target will transfer its assets to Acquiring in exchange for an equal value of newly issued Acquiring class A, B, C, and D voting stock and Acquiring's assumption of Target's liabilities, if any.

(ii) Target will distribute the Acquiring stock received to its shareholders in complete liquidation. Each Target shareholder will receive shares of Acquiring stock in proportion to the amount of stock and of the particular class of stock previously owned.

(iii) Target will dissolve in accordance with the laws of State A and will
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      terminate its registration under the Investment Company Act of 1940.

      Acquiring and Target have made the following representations with respect to the proposed transaction:

(a) The fair market value of the Acquiring stock received by each Target shareholder will approximately equal the fair market value of the Target stock surrendered in the exchange.

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(b)   To the best of the knowledge of Target, there is no plan or intention on the part of any shareholder of Target to sell, exchange, or otherwise dispose of a number of shares of Acquiring stock received in the transaction that would reduce Target shareholders' ownership of Acquiring stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Target as of the same date. For purposes of this representation, shares of Target stock exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of Acquiring stock will be treated as outstanding Target stock on the date of the transaction. Moreover, shares of Target stock and shares of Acquiring stock held by Target shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation (except for shares which are required to be redeemed at the demand of the shareholders in the ordinary course of business).

(c) Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target immediately before the transaction. For purposes of this representation, amounts used by Target to pay its reorganization expenses, amounts paid by Target to shareholders who receive cash or other property, and all redemption and distributions (except for redemptions pursuant to a demand of a shareholder in the ordinary course of Target's business and regular, normal dividends) made by Target immediately preceding the transfer will be included as assets of Target held immediately prior to the transaction.

(d) Acquiring has no plan or intention to reacquire any of its stock issued in the transaction except in connection with its legal obligation to redeem shares pursuant to a demand of a shareholder in the ordinary course of Target's business.

(e) Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Target acquired in the transaction, except dispositions made in the ordinary course of business.

(f) Target will distribute to its shareholders the voting stock of Acquiring it receives pursuant to the transaction.

(g) The liabilities of Target assumed by Acquiring, if any, and any liabilities to which the transferred assets are subject

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      were incurred by Target in the ordinary course of its business.

(h) Following the transaction, Acquiring will continue the historic business of Target or use a significant portion of Target's historic business assets in a business.

(i) Acquiring, Target, and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the transaction.

(j) There is no intercorporate indebtedness existing between Acquiring and Target that was issued, acquired, or will be settled at a discount.

(k) Target and Acquiring each satisfy the requirements applicable to regulated investment companies under (S) 851 of the Code, and, therefore, the two funds satisfy the requirements of (S) 368(a)(2)(F)(i) and (ii).

(l) Acquiring does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Target.

(m) The fair market value of the assets of Target transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring, plus the amount of liabilities, if any, to which the transferred assets are subject.

(n) Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of (S) 68(a)(3)(A).

(o) Acquiring and Target have elected to be taxed as RICs under (S)851 and, for all their taxable periods (including the last short taxable period ending on the date of the transaction for Target) have qualified for the special tax treatment afforded RICs under the Code, and after the transaction, Acquiring intends to continue to so qualify.

      Based solely upon the information submitted, we hold as follows:

(1) The acquisition by Acquiring of substantially all of the assets of Target, solely in exchange for shares of Acquiring voting stock and Acquiring's assumption of Target's liabilities, if any, will qualify as a reorganization within the meaning of (S) 368(a)(1)(C); Acquiring and Target will each be treated as a "party to reorganization" within the meaning of (S)368(b).

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(2)   Target will not recognize any gain or loss on the transfer of its assets to Acquiring in exchange solely for voting shares of Acquiring or on the distribution of such Acquiring shares to its shareholders ((S) 361(a) and (c)).

(3) Acquiring will not reorganize any gain or loss on the receipt of the Target assets in exchange for voting shares of Acquiring ((S) 1032).

(4) Acquiring's basis in the assets received from Target will equal the basis of such assets in the hands of Target immediately prior to the transaction ((S) 362(b)).

(5) Acquiring's holding period of the Target assets will include the period during which Target held such assets
      ((S) 1223(2)).

(6) The tax year of Target will end and Acquiring will succeed to take into account the items of Target described in
      (S) 381(c) of the Code, subject to the provisions and limitations specified in (S)(S) 381, 382, 383, and 384 of the Code and the regulations thereunder (section 381(a) and
      (S) 1.381(a)-1 of the Income Tax Regulations).

(7) The Target shareholders will not reorganize any gain or loss on the receipt of voting shares of Acquiring (including fractional shares to which they may be entitled) solely in exchange for their shares in Target ((S)354(a)).

(8) The basis of the Acquiring shares received by the Target shareholders (including fractional shares to which they may be entitled) will equal the basis of the Target shares surrendered in the exchange ((S) 358(a)).

(9) The holding period of the Acquiring shares received by Target shareholders in exchange for their Target shares (including fractional shares to which they may be entitled) will include the period during which the exchanged Target shares were held, provided that the Target shares were held as a capital asset on the date of the exchange ((S) 1223(1)).

      We express no opinion about the federal income tax treatment of the proposed transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above rulings. Specifically, no opinion was requested, and none is expressed, about whether Acquiring or Target qualifies as a RIC that is taxable under Subchapter M, Part I of the Code.

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      This ruling is directed only to the taxpayer who requested it.  Section
6110(j)(3) of the Code provides that it may not be used or cited as precedent.

      Each affected taxpayer must attach a copy of this letter to the federal income tax return for the taxable year in which the transaction covered by this ruling letter is consummated.

      In accordance with the power of attorney on file in this office, we have sent copies of this letter to your authorized representative.

                                               Sincerely yours,

                                               Acting Assistant Chief Counsel
                                               (Corporate)


                                               By/s/ John N. Geracinos
                                                 ----------------------------
                                               John N. Geracinos
                                               Assistant to the Chief,
                                               Branch 3

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